EXHIBIT 107

CALCULATION OF FILING FEE TABLES

F-1

CN ENERGY GROUP. INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, no par value	(1)	Other	1,977,302	$1.935	$3,826,079.37	0.00013810	$528.38

Total Offering Amounts:							$3,826,079.37		528.38
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$528.38

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Offering Note(s)

(1)

Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Consists of 1,977,302 Class A Ordinary Shares issued to the Selling Shareholders pursuant that certain Class A Securities Purchase Agreement, dated August 1, 2025. All the ordinary shares are to be offered for resale by the Selling Shareholders named in the prospectus contained in this Registration Statement on Form F-1.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices of the Company’s ordinary shares as reported on the Nasdaq Global Market on October 22, 2025, which date is within five business days of the filing this Registration Statement on Form F-1.